Exhibit 99.1

Lexmark reports second quarter results

•	Revenue of $1.23 billion in-line with guidance range
•	EPS significantly exceeded expectation
•	Company generated cash flow of $142 million in the quarter

LEXINGTON, Ky., July 25, 2006 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2006. Second-quarter revenue was $1.23 billion compared to $1.28 billion last year, a decline of 4 percent. Second-quarter earnings per share were $0.74 and include FAS123(R) expense of $0.06 per share. Earnings per share would have been $1.07 excluding $0.35 per share restructuring related charges for actions announced in January, and excluding a $0.02 benefit from the resolution of income tax matters. Second-quarter 2005 earnings were $0.64, or $1.06 excluding the tax cost of $0.42 per share resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

“Earnings for the second quarter were significantly better than expected. While we have more work to do, we are making progress on our product, market and restructuring initiatives. Recent introductions of new color laser, monochrome laser and inkjet products strengthen our position in the key growth segments. In addition, we are generating solid cash flow while continuing to invest in R&D and initiatives to drive our long-term success,” said Chairman and Chief Executive Officer Paul J. Curlander.

Second-quarter business segment revenue of $713 million increased 1 percent year to year, and consumer segment revenue of $516 million declined 10 percent compared to a year ago. Second-quarter results include restructuring related pretax charges totaling $53 million including $16 million in cost of revenue, and $37 million in operating expense. Including these charges, gross profit margin was 34.0 percent, the operating expense to revenue ratio was 25.6 percent and operating income margin was 8.4 percent.

Excluding restructuring related charges, gross profit margin would have been 35.3 percent in the second quarter, up from 34.6 percent in the same period last year. Operating expense as a percent of revenue excluding restructuring related charges would have been 22.6 percent in the second quarter, higher than 20.9 percent in the second quarter of 2005 due to the year-to-year revenue decline and increased FAS123(R) expense. Operating income margin excluding restructuring related charges would have been 12.8 percent in the second quarter. Operating income margin was 13.7 percent in the same quarter last year.

Second-quarter net cash provided by operating activities was $142 million. Capital expenditures for the quarter were $47 million. Lexmark repurchased $300 million of its stock during the quarter. The company’s remaining share repurchase authorization was about $730 million at quarter end.

New products, industry recognition demonstrate progress on strategic initiatives

Lexmark continues to make progress on its strategic initiatives.

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The company strengthened its position in the small and medium business and enterprise markets with its second quarter introductions including the Lexmark C500n color laser, Lexmark X340 monochrome laser all-in-one series, and Lexmark X642e monochrome laser multifunction printer.

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Lexmark’s products continue to garner significant industry awards. Monochrome and color lasers at price points ranging from $149 to over $11,000, including the E120n, C524dtn, X644e, X646dte, W840dn, and X854e, have recently received awards from publications and test labs including Buyers Laboratory, Inc., InfoWorld, BERTL, and CRN Test Center.

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During the second quarter, for the fourth consecutive time, Lexmark was named “Best Revenue Generator” by channel partners at CMP Media’s conference. Channel partners recognized Lexmark for its in-depth knowledge of the government and education industries and for providing unique solutions that help increase channel partner profitability and customer productivity in those areas.

First-half financials

Revenue for the first six months of 2006 was $2.50 billion, a decrease of 5 percent versus the same period in 2005. In the first half of 2006, gross profit margin was 32.8 percent, the operating expense to revenue ratio was 23.9 percent, operating income margin was 8.9 percent, and EPS were $1.52. 2006 first-half results include restructuring related charges totaling $103 million, including $35 million in cost of revenue, and $68 million in operating expense. First-half operating expense also includes a $10 million pension curtailment benefit. First-half EPS includes a $2.5 million tax benefit from the second-quarter resolution of income tax matters.

Excluding restructuring and related charges, pension curtailment benefit, and the tax benefit, gross profit margin would have been 34.2 percent, the operating expense to revenue ratio would have been 21.5 percent, operating income margin would have been 12.7 percent, and EPS would have been $2.10. In the first half of 2005, gross profit margin was 33.8 percent, the operating expense to revenue ratio was 21.0 percent, and operating income margin was 12.8 percent. First-half 2005 EPS were $1.60, or $2.00 excluding a $53.1 million tax cost resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

In the first six months of 2006, the company generated $361 million in net cash provided by operating activities, invested $93 million in capital expenditures, and repurchased $600 million of company stock.

Looking forward

In the third quarter, the company expects revenue to be flat to down in the low-single digit range year over year. It expects third-quarter 2006 EPS to be in the range of $0.49 to $0.59. This includes restructuring related charges of approximately $0.16 per share. EPS excluding restructuring related charges in the third quarter of 2006 are expected to be in the range of $0.65 to $0.75. EPS in the third quarter of 2005 were $0.59.

The company expects an inkjet component shortage, which is now largley resolved, will negatively impact third-quarter EPS by about $0.05 per share, primarily for incremental air freight to expedite product delivery. This is included in the guidance range.

Conference Call

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-373-2605 (outside the U.S. by calling 973-935-2968) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 7564840. The telephone replay of the conference call will be available until 12 noon on Tuesday, August 1, 2006.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures referenced above, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.2 billion in revenue in 2005, and can be found on the Internet at www.lexmark.com.

All prices are estimated street prices in U.S. dollars - actual prices may vary.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, aggressive pricing from competitors and resellers, market acceptance of new products and pricing programs, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, supplies consumption, management of the company’s and resellers’ inventory levels, market conditions, the impact of competitors’ products, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, increased investment to support product development and marketing, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, financial failure or loss of business with a key customer, reseller or supplier, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (In Millions, Except Per Share Amounts) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2006	2005	2006	2005

Revenue	$1,229.0	$1,283.1	$2,504.3	$2,640.7
Cost of revenue (1)	811.3	838.8	1,682.8	1,749.1
Gross profit	417.7	444.3	821.5	891.6

Research and development	93.2	83.0	180.6	165.6
Selling, general and administrative (1)	185.2	185.8	360.0	388.8
Restructuring and other, net (1)	35.7	-	56.8	-
Operating expense	314.1	268.8	597.4	554.4

Operating income	103.6	175.5	224.1	337.2

Interest (income) expense, net	(5.5)	(7.5)	(11.8)	(13.9)
Other expense (income), net	1.9	0.5	2.7	3.2

Earnings before income taxes	107.2	182.5	233.2	347.9

Provision for income taxes	30.5	102.6	70.3	144.1
Net earnings	$76.7	$79.9	$162.9	$203.8

Net earnings per share:
Basic	$0.74	$0.65	$1.53	$1.63
Diluted	$0.74	$0.64	$1.52	$1.60

Shares used in per share calculation:
Basic	103.8	123.3	106.8	125.3
Diluted	104.2	124.9	107.2	127.2

(1) Amounts for the three months ended June 30, 2006, include the impact of $53.4 million of restructuring related charges and project costs and a $0.1 million pension curtailment benefit. Charges of $16.6 million primarily relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of $1.0 million were included in selling, general and administrative expenses.

Amounts for the six months ended June 30, 2006, include the impact of $103.0 million of restructuring related charges and project costs and a $9.9 million pension curtailment benefit. Charges of $35.3 million primarily relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of $1.0 million were included in selling, general and administrative expenses.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION (In Millions) (Unaudited)

	June 30 2006	December 31 2005
ASSETS
Current assets:
Cash and cash equivalents	$149.5	$168.3
Marketable securities	420.4	720.5
Trade receivables, net	559.8	650.9
Inventories	418.3	409.2
Prepaid expenses and other current assets	219.3	220.7
Total current assets	1,767.3	2,169.6

Property, plant and equipment, net	802.0	832.2
Other assets	349.8	328.3
Total assets	$2,919.1	$3,330.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$529.6	$572.8
Accrued liabilities	717.7	660.9
Total current liabilities	1,247.3	1,233.7

Long-term debt	149.7	149.6
Other liabilities	499.8	518.1
Total liabilities	1,896.8	1,901.4

Stockholders' equity:
Common stock and capital in excess of par	867.6	833.7
Retained earnings	1,151.7	988.8
Treasury stock, net	(830.5)	(230.5)
Accumulated other comprehensive loss	(166.5)	(163.3)
Total stockholders' equity	1,022.3	1,428.7
Total liabilities and stockholders' equity	$2,919.1	$3,330.1